Ohr Pharmaceutical, Inc. S-4

Exhibit 99.5

Board of Directors

Ohr Pharmaceutical, Inc.

800 Third Avenue

New York, New York 10022

We hereby consent to the inclusion of our opinion letter, dated January 2, 2019, to the Board of Directors of Ohr Pharmaceutical, Inc. (the “Company”), as Annex D to, and reference to such opinion letter under the headings “Summary — Opinion of Ohr’s Financial Advisor,” “Risk Factors – Risks Related to the Merger – The opinion received by the Ohr board of directors from Roth has not been, and is not expected to be, updated to reflect changes in circumstances that may have occurred since the date of the opinion” and “The Merger – Opinion of Ohr’s Financial Advisor” in, the joint proxy statement/prospectus statement relating to the proposed merger involving the Company and NeuBase Therapeutics, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of the Company (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ ROTH CAPITAL PARTNERS, LLC

ROTH CAPITAL PARTNERS, LLC

March 8, 2019